Tier 1

CONTINUITY AGREEMENT

This Continuity Agreement ("Agreement") is entered into as of the 1st day of December, 2003, by and between AGL RESOURCES INC. (the "Company"), on behalf of itself and AGL Services Company (its wholly owned subsidiary and the Executive's employer), and Paul R. Shlanta (the "Executive").

WHEREAS, Executive is presently employed by the Company or one of its subsidiaries in a key management capacity; and

WHEREAS, the Company's Board of Directors desires to assure, and has determined that it is appropriate and in the best interests of the Company and its shareholders to reinforce and assure, the continued attention and dedication of certain key executives of the Company and its subsidiaries to their duties of employment without personal distraction or conflict of interest as a result of the possibility or occurrence of a change in control of the Company; and

WHEREAS, the Company's Board of Directors has authorized the Company to enter into continuity agreements with those key executives of the Company and its subsidiaries designated by the Compensation Committee of the Company's Board of Directors (the "Committee"); and

WHEREAS, the Executive is a key executive of the Company or one of its subsidiaries and has been designated by the Committee as an executive to be offered such a continuity agreement with the Company.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration including, but not limited to, Executive's continuing employment with the Company or one of its subsidiaries, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1

Definitions

1.1.

"Accrued Benefits" shall mean the Executive's earned but unpaid base salary, Earned and Unused Vacation Pay, unreimbursed business expenses and all other amounts earned by (but not paid to) or owed to Executive through and including the date of the Qualifying Termination.

1.2.

"Announcement" shall mean a press release issued by the Company announcing the intention to engage in a transaction or event that is expected to result in a Change in Control of the Company as defined hereunder.

1.3.

"Annual Bonus Amount" shall mean the product of (a) times (b), where (a) is a percentage equal to the greatest percentage of the Executive's annual rate of base salary upon which an annual incentive payment was paid to the Executive under the Company's annual incentive program during the three calendar years prior to the calendar year of the Qualifying Termination (by way of example, if the highest annual incentive payment, expressed as a percentage of Executive's base salary, paid to Executive during said three year period was 100% of Executive's base salary, then (a) would equal 100%), and (b) is the greater of the Executive's annual rate of base salary in effect upon the date of the Qualifying Termination, or the Executive's annual rate of base salary in effect as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction.

1.4.

"Board" shall mean the Board of Directors of the Company.

1.5.

"Cause" shall mean:

(a)

willful fraud, dishonesty or malfeasance by the Executive in connection with the Executive's employment with the Company or one of its subsidiaries which results in material harm to the Company or one of its subsidiaries;

(b)

the Executive's continued failure to substantially perform the duties and responsibilities of the Executive's position after written notice from the Company setting forth the particulars of such failure and a reasonable opportunity of not less than thirty (30) business days to cure such failure; or

(c)

the Executive's plea of guilty or nolo contendere to, or conviction of, a felony.

Cause shall be determined by two-thirds of the members of the Board (excluding for this purpose the Executive if a member of the Board) at a meeting at which the Executive may appear and present his or her position.  No act or failure to act on the part of the Executive shall be considered "willful" unless it is done by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company or one of its subsidiaries.  Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company or one of its subsidiaries, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

1.6.

"Change in Control" shall be deemed to have occurred when:

(a)

any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (unless the event causing the 20% threshold to be crossed is an acquisition of securities directly from the Company); or

(b)

the shareholders of the Company shall approve (i) any merger, share exchange, reorganization, or other business combination of the Company, (ii) any sale of 50% or more of the Company's assets, or (iii) any combination of the foregoing transactions (the "Transactions"), other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 80% of the voting power, directly or indirectly, of (A) the surviving corporation to any such merger, share exchange, reorganization, or other business combination, (B) the purchaser of the Company's assets, (C) both the surviving corporation and the purchaser in the event of any combination of Transactions, or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

(c)

within any twenty-four month period, the persons who were directors of the Board immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board.  For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has entered into an agreement to effect a Change in Control or expressed an interest to cause such a Change in Control).

1.7.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

1.8.

"Company" shall mean AGL Resources Inc., or a successor.

1.9.

"Consummation of a Change in Control Transaction" shall mean the earlier of the date on which a person first becomes the beneficial owner of the requisite number of securities of the Company described in Section 1.6(a), the date on which a transaction described in Section 1.6(b) is actually closed (not the date on which the shareholders' approval is obtained), or the date on which the Incumbent Directors cease to constitute a majority of the Board as described in Section 1.6(c).

1.10.

"Coverage Period" shall mean the period beginning on the earlier of (a) the date of an Announcement, (b) the date of a Change in Control, or (c) the date of the Consummation of a Change in Control Transaction, and ending on the earlier of (i) the second anniversary of the date of the Consummation of a Change in Control Transaction, (ii) if applicable, the date the Company publicly announces it is abandoning the transaction or event that was the subject of an Announcement or (iii) if applicable, the date the Company publicly announces it is abandoning the transaction that constituted a Change in Control pursuant to Section 1.6(b).

1.11.

"Disability" shall mean, for purposes of this Agreement, the Executive's absence from the full-time performance of the Executive's duties pursuant to a determination made in accordance with the procedures established by the Company in connection with the Company's long-term disability benefits plan (as in effect as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction) that the Executive is disabled as a result of incapacity due to physical or mental illness.

1.12.

"Earned and Unused Vacation" shall mean the difference between (a) Earned Vacation (as hereinafter defined) and (b) the actual number of hours of vacation taken by the Executive from January 1 of the calendar year in which the Qualifying Termination occurs through and including the date of the Qualifying Termination; provided that if the difference between (a) and (b) is a negative number, then Executive's Earned and Unused Vacation shall be deemed to be zero.

1.13.

"Earned and Unused Vacation Pay" shall mean the product of (a) the Executive's annual rate of base salary in effect on the date of the Qualifying Termination divided by 2080, and (b) the hours of Executive's Earned and Unused Vacation.

1.14.

"Earned Vacation" shall mean the product of (a) the aggregate number of hours of vacation which Executive is entitled to take during the calendar year in which the Qualifying Termination occurs, and (b) the quotient obtained by dividing (i) the number of calendar days from January 1 of the year in which the Qualifying Termination occurs through and including the date of the Qualifying Termination, by (ii) 365.

1.15.

"Effective Date" shall mean December 1, 2003.

1.16.

"Good Reason" shall mean the occurrence of one or more of the following without the Executive's express written consent:

(a)

any material diminution in the Executive's position, duties or responsibilities with the Company or one of its subsidiaries or any change that would constitute a material adverse alteration in the Executive's duties, responsibilities or other conditions of employment, from those in effect as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction; provided, that, for this purpose, it shall be a material diminution of Executive's position if the Executive retains the same position but with a non-public company and/or if the Executive does not report directly to the Company's Chief Executive Officer;

(b)

any adverse change in the Executive's rate of annual base salary or incentive compensation opportunity from the rate of annual base salary and incentive compensation opportunity in effect as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction;

(c)

any failure by the Company either to continue in effect, or to provide in the aggregate, reasonably similar retirement and welfare benefit plans or coverages and any other similar benefits, policies or programs in which the Executive was a participant as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction (unless such failure or discontinuance of benefits is applicable to all senior executives of the Company and its subsidiaries); or

(d)

any failure of the Company to obtain from any successor to the Company an agreement reasonably satisfactory to the Executive to assume this Agreement and to agree to perform the Company's obligations hereunder.

1.17.

"Prorated Annual Bonus" shall mean a payment equal to the product of (a) times (b), where (a) is the Annual Bonus Amount and (b) is a fraction, the numerator of which is the number of days in the calendar year in which the Qualifying Termination occurs that the Executive was employed by the Company or one of its subsidiaries, and the denominator of which is 365.

1.18.

"Qualifying Termination" shall mean the occurrence of any one or more of the following events:

(a)

the termination of Executive's employment by the Company or its subsidiary, as applicable, without Cause; or

(b)

Executive's termination of his or her employment with the Company or its subsidiary, as applicable, for Good Reason.

A Qualifying Termination shall not include a termination of Executive's employment by reason of the Executive's death, the Executive's Disability, the Executive's termination of his or her employment without Good Reason, or the termination of the Executive's employment for Cause.

SECTION 2

Term of Agreement

2.1.

Term.  Subject to Section 2.2, this Agreement shall commence on the Effective Date and shall continue in effect for a period of two (2) years (the "Term").  The Term shall be extended one (1) year on the first anniversary of the Effective Date and on each anniversary thereafter unless either party gives notice of non-extension prior to any such anniversary.

2.2.

Modification of Term.  In the event that an Announcement or a Change in Control occurs during the Term, the term of this Agreement shall automatically and irrevocably become a term ending on the later of the last day of the Term or the second anniversary of the date of Consummation of a Change in Control Transaction.  This Agreement shall be assigned to, and shall be assumed by, any successor to the Company upon Consummation of a Change in Control Transaction.  During the modified term pursuant to this section, this Agreement shall not be terminated or amended, altered or nullified by the Company or its successor without the Executive's written consent.

2.3.

No Assurances.  Executive acknowledges and agrees that, except as is otherwise expressly provided in Section 2.2, (i) there is no assurance that, upon the expiration of the Term of this Agreement, this Agreement will be renewed or extended, (ii) the Company has no obligation to renew or extend this Agreement, and (iii) Executive has no right to any such renewal or extension.  Executive acknowledges and agrees further that in the event the Company, in its sole discretion, elects to offer Executive a renewal or extension of this Agreement or a new agreement following the expiration of the Term of this Agreement, except for an extension pursuant to Section 2.2, there can be no assurance as to the terms of any such renewal, extension or new agreement, the Company has made no representations to Executive with respect thereto and nothing contained in this Agreement shall be relevant, or of any precedential value whatsoever, in determining the terms of any renewal, extension or new agreement.

SECTION 3

Change in Control Benefits

3.1.

Qualifying Termination Payments and Benefits.  Subject to Section 4 hereof, the Company shall provide to the Executive the payments and benefits described below if the Executive has a Qualifying Termination during the Coverage Period.

(a)

Accrued Benefits and Prorated Annual Bonus.  As soon as practicable (but no later than fifteen (15) business days or, if applicable, the date specified in Section 4.1(b) hereof) following the Qualifying Termination, the Company shall pay to the Executive a lump sum cash payment equal to Executive's (i) Accrued Benefits, and (ii) Prorated Annual Bonus.  Payments made under this subparagraph (a) shall constitute full satisfaction to the Executive for the accrued pay and benefits described in this subparagraph.

(b)

Severance Benefit.  As soon as practicable (but no later than fifteen (15) business days or, if applicable, the date specified in Section 4.1(b) hereof) following the Qualifying Termination, the Company shall pay to the Executive a lump sum cash payment equal to three (3) multiplied by the sum of (i) and (ii), where (i) equals the greater of the Executive's annual rate of base salary in effect upon the date of the Qualifying Termination, or the Executive's annual rate of base salary in effect as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction, and (ii) equals the Annual Bonus Amount.

(c)

Supplemental Retirement Benefits.  As soon as practicable (but no later than fifteen (15) business days or, if applicable, the date specified in Section 4.1(b) hereof) following the Qualifying Termination, the Company shall pay to the Executive a lump sum cash payment equal to

(i)

the excess of (A) the present value (determined as of the date of the Qualifying Termination) of the lump-sum actuarial equivalent of the benefit the Executive would have received, giving the Executive credit for three (3) additional years of age and service (for all purposes, including, but not limited to, vesting and accrual of benefits) (such three (3) additional years, referred to hereinafter as the "Severance Period"), under (1) the AGL Resources Inc. Retirement Plan, as amended (the "Retirement Plan") and (2) the AGL Resources Inc. Excess Benefit Plan (the "Excess Plan"), in each case utilizing actuarial assumptions (including the discount rate used in the present value calculation) no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction, and assuming that, for purposes of determining benefits under the Retirement Plan and the Excess Plan, the benefits would have commenced at the end of the Severance Period (or, if later, the earliest date distribution of the Executive's benefits could commence under the plans) and the Executive's covered annual compensation ("Covered Compensation") during the Severance Period would have been equal to the Executive's annual rate of Covered Compensation at the time of the Qualifying Termination or, if greater, at the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction, over (B) the present value (determined as of the date of the Qualifying Termination) of the lump-sum actuarial equivalent of the Executive's actual benefits accrued as of the date of the Qualifying Termination, if any, under the Retirement Plan and the Excess Plan (assuming the benefits would have commenced at the end of the Severance Period (or, if later, the earliest date distribution of the Executive's benefits could commence under the plans), and utilizing the same actuarial assumptions as used above in subsection (A) of this Section 3.1(c)(i)); and

(ii)

an amount equal to the sum of the additional contributions (other than before tax and after tax contributions by the Executive) that would have been made or credited (but, due to the Qualifying Termination, will not otherwise be made or credited) during the Severance Period (as defined in Section 3.1(c)(i) above) by the Company or a subsidiary to the Executive's account(s) under the AGL Resources Inc. Retirement Savings Plus Plan, as amended (the "Savings Plan"), and/or the AGL Resources Inc. Nonqualified Savings Plan, as amended, determined by assuming that,

(A)

the Executive's employment had continued through the Severance Period;

(B)

the Executive's compensation recognized by each such plan (with respect to the Savings Plan, subject to any Code limitations on covered compensation under qualified plans) would, during the Severance Period, have been equal to (1) the Executive's annual rate of base salary at the time of the Qualifying Termination or, if greater, at the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction, and (2) the Annual Bonus Amount; and

(C)

with respect to matching and/or discretionary contributions, the Executive's amount of pre-tax deferral contributions and the Company's matching contribution, in each year during the Severance Period, would have been equal to the maximum amount allowed under the applicable plan at the time of the Qualifying Termination or, if greater, at the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction.

(d)

Stock Options, Restricted Stock and Performance-Based Stock Awards.  Subject to Section 4 hereof, in the event of a Qualifying Termination during the Coverage Period, any outstanding stock options, restricted stock, performance share, performance unit or other similar long-term incentive awards of the Executive shall become vested and/or exercisable in accordance with the terms of the plan and/or award agreements under which such grants and awards were made as if a change in control (as defined in each applicable plan or award agreement) had occurred immediately prior to, and on the same day as, the Qualifying Termination.  Upon the occurrence of a change in control (as defined in each applicable plan or award agreement), all grants and awards shall be subject to the provisions of the plan and award agreements under which they were made.  With regard to any outstanding stock options, the Executive shall have a period of one (1) year (subject to the expiration of the original term of the option) following the date of the Qualifying Termination in which to exercise such options; provided, that if the plan or option agreement under which such options were granted provides a longer period of exercise for which the Executive would be eligible, then such longer period shall be available to the Executive.

(e)

Welfare Benefits.  The Company shall provide the Executive and, as applicable, the Executive's eligible dependents with continued welfare benefits coverage, including, but not limited to, medical, dental, life insurance, and disability insurance coverage (provided, however, that long-term disability insurance coverage shall not be provided if, following the Executive's termination of employment, the Executive is not eligible to receive coverage under the Company's group long-term disability insurance policy because the Executive is no longer an employee), on the same basis (including premium) as active employees until the earlier of (i) thirty-six (36) months after the Executive's Qualifying Termination, or (ii) the commencement of comparable coverage with a subsequent employer; provided, however, that such continued coverage shall not count against any COBRA continuation coverage required by law.

(f)

Outplacement Benefits.  If so requested by the Executive, outplacement services shall be provided for up to one (1) year following the Qualifying Termination by a professional outplacement provider; provided, that, such outplacement services shall be provided at a cost to the Company of not more than 25% of the Executive's base salary in effect as of the date of the Announcement.

SECTION 4

Limitations on Payments and Excise Tax

4.1.

Limitation on Payments and Benefits.

(a)

If any of the payments and benefits provided under this Agreement and/or under any other agreement with, or plan of, the Company or one of its subsidiaries (the "Total Payment") (a) constitute a "parachute payment" as defined in Code Section 280G and exceed three (3) times the Executive's "base amount" as defined under Code Section 280G(b)(3) by less than ten percent (10%) of three (3) times the Executive's base amount, and (b) would, but for this Section 4.1, be subject to the excise tax imposed by Code Section 4999, then the Executive's payments and benefits under this Agreement shall be reduced and payable only as to the maximum amount which would result in no portion of such Total Payment being subject to excise tax under Code Section 4999.

(b)

If a reduction of the Total Payment is necessary under this section, the Executive shall be entitled to select which payments and/or benefits will be reduced and the manner and method of any such reduction.  Within ten (10) days after the amount of any required reduction in payments and benefits is finally determined under Section 4.3, the Executive shall notify the Company in writing regarding which payments and benefits are to be reduced.  If no notification is given by the Executive, the Company will determine which payments and/or benefits to reduce.  If the Company is required to determine which payments and/or benefits to reduce, it shall make such determination as soon as practicable, but no later than the fifteenth (15th) day after the amount of any required reduction in payments and benefits is finally determined under Section 4.3.  If, as a result of any reduction required by this section, amounts previously paid or benefits previously provided to the Executive exceed the amount to which the Executive is entitled, the Executive will promptly return the excess amount to the Company.

4.2.

Gross Up Payments for Excise Tax.  If the Total Payment constitutes a "parachute payment" as defined in Code Section 280G and exceeds three (3) times the Executive's "base amount" as defined under Code Section 280G(b)(3) by at least ten percent (10%) of three (3) times the Executive's base amount, the Company shall provide to Executive, in cash, an additional payment in an amount to cover the full excise tax due under Code Section 4999 (including any interest and/or penalties), plus the Executive's city, state and federal income and employment taxes on this additional payment (the "Gross-Up Payment").  Any amount payable under this Section 4.2 shall be paid as soon as possible following the date of the Executive's Qualifying Termination, but in no event later than thirty (30) calendar days after such date.

4.3.

Accounting Firm.  All determinations required to be made under this Section 4, including whether reductions are necessary or whether a Gross-Up Payment is required, the amount of any such reduction or Gross-Up Payment and the assumptions to be used in determining such reduction or payment, shall be made by the accounting firm selected by the Company (the "Accounting Firm").  The Accounting Firm shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of a notice from the Company or Executive that there has been a Qualifying Termination or another event that could result in parachute payments under Code Section 280G, or such earlier time as is requested by the Company.  The Company shall not select as the Accounting Firm for this purpose any accountant or auditor for the individual, entity, or group effecting the Change in Control transaction (other than the Company) or any accountant or auditor that is precluded from providing the services required by this Section 4.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.4.

Subsequent Recalculation.  If Executive is entitled to a Gross-Up Payment under Section 4.2 and the Internal Revenue Service subsequently increases the excise tax owed by the Executive, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole on an after-tax basis (less any amounts received by the Executive that the Executive would not have received had the computations initially been computed as subsequently adjusted), taking into consideration the amount of any underpaid excise tax, and any related interest and/or penalties owed to the Internal Revenue Service.

SECTION 5

Successors and Assignment

5.1.

Successors.  The Company shall require any successor (whether pursuant to a Change in Control transaction, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of the Agreement and shall entitle the Executive to terminate the Executive's employment with Good Reason immediately prior to or at any time after such succession.  Any successor to the Company shall be deemed to be the Company for all purposes of this Agreement.

5.2.

Assignment by Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive's executor and/or administrators, heirs, devisees, and legatees.  If the Executive should die while any amount would be payable to Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's estate.  Executive's rights hereunder shall not otherwise be assignable.

SECTION 6

Confidentiality; Non-Disparagement; Non-Solicitation; Trade Secrets

Without the prior written consent of the Company, Executive agrees hereby not to disclose or use, directly or indirectly (except as may be required for the performance of duties assigned by the Company or one of its subsidiaries or as may be required by a court of competent jurisdiction), any trade secret or other confidential information pertaining to the conduct of the Company's business, unless and until such trade secret or confidential information is in the public domain.  The Company's business, as that term is used herein, includes, but is not limited to, the Company's and any of its subsidiaries' records, processes, methods, data, reports, information, documents, equipment, training manuals, customer lists and business secrets.  Executive further agrees that, during the twenty-four (24) month period following a Qualifying Termination, Executive shall not initiate contact with employees of the Company or any of its subsidiaries for employment outside the Company or one of its subsidiaries, including those employees who were employed by the Company or one of its subsidiaries up to and including the date of the Qualifying Termination; provided, however, that nothing contained herein shall prevent Executive from responding to contacts initiated by such employees.  Except as may be compelled by a court of competent jurisdiction or as may otherwise be required by law, Executive shall take no action (including without limitation the making of any oral or written statement) which damages the reputation of the Company or any of its subsidiaries.

SECTION 7

Miscellaneous

7.1.

Contractual Rights to Benefits.  Except as expressly stated herein, nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder; provided, however, that the Company may segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise as it deems appropriate.

7.2.

Obligation Absolute; No Effect on Other Rights.  Except for amounts that may be owed to the Company pursuant to Section 7.3 hereof, the obligations of the Company to make the payments and provide the benefits to the Executive and the Executive's dependents, and to make the arrangements provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or a third party at any time, nor shall the amount of any payment or benefit hereunder (except as provided for in Section 3.1(e)(ii) hereof) be reduced by any compensation earned by Executive as a result of employment by another employer.  Except as provided in Section 3.1(a) with respect to Accrued Benefits and the Prorated Annual Bonus, and except as otherwise provided in Section 7.8, the provisions of this Agreement, and any payment provided for herein, shall not supercede or in any way limit the rights, benefits, duties or obligations which the Executive may have now or in the future under any benefit, incentive or other plan or arrangement of the Company or a subsidiary or any other agreement with the Company or a subsidiary.

7.3.

Legal Fees and Expenses.  In addition to all other amounts payable to the Executive under this Agreement, the Company shall pay the Executive's legal fees and expenses (including, without limitation, any and all court costs and attorneys' fees and expenses), as incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; provided, however, in the case of an action brought by the Executive, if it is determined by an arbitrator or by a court of competent jurisdiction that such action was frivolous or without merit, any remaining unpaid legal fees or expenses shall not be paid and the Executive shall repay to the Company all amounts previously paid by the Company under this Section 7.3.

7.4.

Dispute Resolution.  Notice of any dispute or controversy arising under this Agreement shall be provided in writing to the other party.  If such dispute is not resolved by mutual agreement of the parties within 60 calendar days of the provision of such notice, Executive shall have the right and option to elect (in lieu of litigation) to have any such dispute or controversy settled by binding arbitration.  Such arbitration shall be conducted before a panel of three (3) arbitrators sitting in a location selected by Executive in the metropolitan area nearest to, and in the same county as, the Executive's place of residence, in accordance with the rules of the American Arbitration Association then in effect.  Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive.  The Company may elect to have a dispute or controversy settled by binding arbitration only if such dispute or controversy arises under Section 6 of this Agreement.

7.5.

Notices.  Any notice required to be delivered to the Company or the Committee by Executive hereunder shall be properly delivered to the Company when personally delivered to, or received through the U.S. mail, postage prepaid, by:

AGL Resources Inc.

Attn:  Chief Executive Officer

10 Peachtree Place, 19th Floor

Atlanta, GA 30309

Any notice required to be delivered to Executive by the Company or the Committee hereunder shall be properly delivered to Executive when personally delivered to, or actually received through the U.S. mail, postage prepaid, by, Executive.

7.6.

Amendment.  Except as otherwise provided in Sections 2.2 and 2.3 hereof, no provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in a writing signed by both the Executive and such officer of the Company as is specifically designated by the Committee or the Board.  No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach or failure to comply with the same condition or provision at any prior or subsequent time.

7.7.

Employment Status.  Nothing herein contained shall be deemed to create an employment agreement between the Company and Executive providing for the employment of Executive by the Company for any fixed period of time.  Subject to the terms of any other agreement between the Company or a subsidiary and the Executive, if any, Executive's employment with the Company or a subsidiary is terminable at will by the Company or a subsidiary or Executive and each shall have the right to terminate Executive's employment with the Company or a subsidiary at any time, with or without Cause and with or without Good Reason, subject to the Company's obligation to provide any payments or benefits required hereunder.

7.8.

Entire Agreement.  Except as expressly provided herein, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning the subject matter hereof, including, but not limited to, the Continuity Agreement entered into by and between the Executive and the Company dated May 15, 2000, together with any amendments thereto, and any prior severance agreement made between Executive and the Company or any of its subsidiaries; provided, however, that nothing contained herein shall prevent the Executive from receiving any severance benefits to which he or she is entitled under the terms of a Company or subsidiary provided severance plan if the Executive's termination of employment does not qualify as a Qualifying Termination within the Coverage Period; provided, further, that nothing contained herein shall prevent the Executive from receiving benefits to which he or she may be entitled under any employee or retiree benefit or incentive plan maintained or contributed to by the Company or one of its subsidiaries, including, without limitation, the AGL Resources Inc. Executive Post Employment Medical Benefit Plan or the AGL Resources Inc. retiree medical plan.

7.9.

Tax Withholding.  The Company shall withhold from any amounts payable under this Agreement all federal, state, city, payroll or other taxes legally required to be withheld.

7.10.

Severability.  In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

7.11.

Applicable Law.  To the extent not preempted by the laws of the United States, the law of the State of Georgia shall be the controlling law in all matters relating to this Agreement.

7.12.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

COMPANY:

AGL RESOURCES INC.

By: /s/ Paula G. Rosput

Title:  Chairman, President and Chief

Executive Officer

EXECUTIVE:

/s/ Paul R. Shlanta

Signature

[THIS DOCUMENT HAS BEEN EXECUTED IN DUPLICATE.]

JK 209403.8